Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES CASH DIVIDEND

Minneapolis, MN (July 24, 2013)  —  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a cash dividend to shareholders.  The quarterly dividend of $0.05 per share will be paid September 3, 2013 to shareholders of record on the close of business on August 7, 2013.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business.  At June 29, 2013, there were 986 franchises in operation under the brands Plato’s Closet®, Play It Again Sports®, Once Upon A Child®, Music Go Round® and Style Encore™.  An additional 67 retail franchises have been awarded but are not open.  In addition, at June 29, 2013, the Company had a lease portfolio equal to $37.2 million.